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                                                                    EXHIBIT 99.2


PRESS RELEASE

[PORTAL LETTERHEAD]

                    Portal Software, Inc. Board of Directors
                         Adopts Stockholder Rights Plan

CUPERTINO, CA (August 16, 2002) -- Portal Software, Inc. (Nasdaq: PRSF), a leading provider of customer management and billing software, today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquirer from gaining control of Portal Software, Inc. without offering a fair and adequate price and terms to all of Portal's stockholders.

Under the Plan, stockholders of PRSF would receive rights to acquire additional shares upon accumulation of 15% or more of Portal's common stock by a third party, subject to certain exceptions. A summary of the terms of the plan will be mailed to all Portal's stockholders of record. The full plan will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database at www.sec.gov.

About Portal Software, Inc.

Portal Software develops product-based customer management and billing solutions for communications and content service providers. Portal's convergent platform enables service providers to deliver voice, data, video, and content services with multiple networks, payment models, pricing plans, and value chains. Portal's unique approach is designed to provide its customers superior return on innovation with maximum value and lower total cost of ownership. Customers include Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, Vivendi, and France Telecom.

Copyright (C) 2002 Portal Software, Inc. All rights reserved. Infranet is a U.S. registered trademark, and Portal and the Portal logo are trademarks of Portal Software, Inc. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.